EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC. ANNOUNCES THIRD QUARTER
EARNINGS FOR 2004

CONTACT:	Lorin E. Krueger	Brett Maas
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(212) 988-2206
http://www.winland.com/

➢ MARGINS REBOUND

➢ 11th CONSECUTIVE QUARTER OF PROFITABILITY

MANKATO, Minn. /October 27, 2004 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems announced today its financial results for the third quarter and nine-month period ended September 30, 2004.

Revenues for the third quarter were $6.6 million, an increase of 43.9 percent compared to the $4.6 million reported for the third quarter of 2003. The increase in sales for the quarter is related to increased sales to original equipment manufacturer (OEM) customers. Gross profits for the quarter were $1.5 million, a 33.2 percent increase from the $1.2 million reported for the third quarter of 2003. Gross profit decreased as a percentage of net sales from 25.2 percent in the third quarter of 2003 to 23.3 percent in the third quarter of 2004, related to the mix of products built during the quarter. This 23.3 percent gross margin represents an increase, however, from the 17 percent gross margin recorded in the second quarter of 2004. Income from operations increased 54.6 percent to $669,247 in the third quarter of 2004 from $432,789 in 2003 due to increased sales and improvement in manufacturing efficiencies. Total operating expenses increased 20.3 percent, primarily attributable to a 32.5 percent increase in employee related sales and marketing expenses. Net income for the third quarter was $376,954, or $0.11 per basic and fully diluted share, from $258,150, or $0.09 per basic and $0.08 per fully diluted share in the third quarter of 2003, representing an increase in net income of 46.0 percent.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “Our business strategy and market approach are ramping up, resulting in strong increases in revenues and profitability. As we indicated previously our margins in the second quarter were impacted short term as we introduced 44 new manufactured line items in the first half of 2004 a record for our company. The third quarter, as expected, shows improvement as we have been able to adjust processes and contracts as required and we look for continued improvement as we move forward for the balance of 2004.”

For the first nine months of 2004, revenues increased 22.0 percent to $17.5 million from $14.4 million in the first nine months of last year. Gross profits for the nine months were $3.9 million, an increase of 10.8% from the $3.6 million for the first nine months of 2003. Income from operations were $1.2 million, a decrease of 7.0 percent. Net income for the first nine months was $674,344, or $0.20 per basic and $0.19 per fully diluted share, from $750,790, or $0.25 per basic and fully diluted share in the first nine months of 2003.

The balance sheet remained strong as shareholders’ equity increased 12.5 percent to $6.4 million as of September 30, 2004, from $5.7 million on December 31, 2003. The Company reported $525,116 in cash, while inventory levels increased 87.1 percent related to the new product integration process. The company completed the quarter with a current ratio of 2.04 to 1.

Mr. Krueger added, “We are continuing to strengthen our technical capabilities in order to provide our customers with highly skilled resources necessary to succeed in their respective markets. Our objective is to increase our value as a full service partner with our customers by offering additional services such as design, innovative products and continuing engineering support. Our backlog of orders remains strong, a positive signal as we ended the quarter with a backlog of $11.4 million. Even though the news of the US economy showed slowing in some sectors we have seen our order volumes remain steady or grow moderately over the last several months.”

Management will conduct a conference call to discuss its financial results today at 4:15 p.m. ET. Interested parties may access the call by calling 1-888-394-8091 from within the United States, or 1-973-935-2404 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.winland.com/. A replay will be available through November 3, 2004, and can be accessed by dialing 1-877-519-4471 (U.S.), 1-973-341-3080 (Int’l), passcode 5260427. A replay of the teleconference will also be archived on the investor relations portion of the Company’s web site.

From innovation to production, Winland Electronics (AMEX: WEX) is a product realization company. As a leader in Electronic Manufacturing Systems (EMS), Winland brings engineering and fabrication expertise to a diverse base of OEM customers by evolving an idea into a completed product. Winland also leverages these EMS core competencies to produce a sophisticated line of proprietary environmental security products designed to protect from changes in temperature, humidity, water leakage and power failures. Based in Mankato, Minnesota, Winland can be reached at www.winland.com.

Forward-Looking Statements:

Certain statements in this press release, including Mr. Krueger’s statements that (i) “our business strategy and market approach are ramping up, resulting in strong increases in revenues and profitability” and (ii) “we look for continued improvement as we move forward for the balance of 2004,” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties such as the potential loss of sales due to competition or technological developments by competitors, decreased sales due to slowing market demand related to general economic factors, the loss of key customers for any reason including the customer’s desire to reduce dependence on us, inability to control costs resulting in decreased profitability, or unanticipated problems in the design, manufacture or performance or our products. These risks or other future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended September 30, 2004 and 2003
(UNAUDITED)

	2004	2003
Net sales	$6,591,038	$4,580,189
Cost of sales	5,056,642	3,428,104

Gross profit	1,534,396	1,152,085

Operating expenses:
General and administrative	397,607	326,681
Sales and marketing	315,789	238,312
Research and development	151,753	154,303

	865,149	719,296

Operating income	669,247	432,789

Other income (expenses):
Interest expense	(46,413)	(29,701)
Other, net	(4,880)	6,062

	(51,293)	(23,639)

Income before income taxes	617,954	409,150

Income tax expense	(241,000)	(151,000)

Net income	$376,954	$258,150

Earnings per share data:
Basic	$0.11	$0.09
Diluted	0.11	0.08

Weighted-average number of common shares outstanding:
Basic	3,366,542	2,996,046
Diluted	3,485,670	3,069,170

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2004 and 2003
(UNAUDITED)

	2004	2003
Net sales	$17,526,476	$14,370,370
Cost of sales	13,590,703	10,817,645

Gross profit	3,935,773	3,552,725

Operating expenses:
General and administrative	1,223,025	1,043,341
Sales and marketing	946,287	694,357
Research and development	567,486	530,829

	2,736,798	2,268,527

Operating income	1,198,975	1,284,198

Other income (expenses):
Interest expense	(110,595)	(108,692)
Other, net	16,964	10,284

	(93,631)	(98,408)

Income before income taxes	1,105,344	1,185,790

Income tax expense	(431,000)	(435,000)

Net income	$674,344	$750,790

Earnings per share data:
Basic	$0.20	$0.25
Diluted	0.19	0.25

Weighted-average number of common shares outstanding:
Basic	3,360,980	2,986,653
Diluted	3,535,633	3,056,739

BALANCE SHEET HIGHLIGHTS

	September 30,	December 31,
	2004	2003
Cash	$525,116	$1,412,058
Total Current Assets	$7,699,806	$6,041,208
Net Property and Equipment	$4,352,186	$3,592,740
Total Assets	$12,052,082	$9,634,122
Total Current Liabilities	$3,779,457	$2,459,579
Total Long-Term Liabilities	$1,906,182	$1,513,789
Stockholder’s Equity	$6,366,443	$5,660,754
Total Liabilities and Equity	$12,052,082	$9,634,122